Exhibit 99.1

www.bankrate.com

For more information contact:

Edward J. DiMaria

SVP, Chief Financial Officer

edimaria@bankrate.com

(917) 368-8608

Bruce J. Zanca

SVP, Chief Communications/Marketing Officer

bzanca@bankrate.com

(917) 368-8648

FOR IMMEDIATE RELEASE

Reminder — Conference Call and Webcast Today at 4:30 P.M. Eastern Time

Interactive Dial-In: (866) 318-8617, Passcode 98060266. International Callers Dial-In: (617) 399-5136, Passcode 98060266 (10 minutes before the call). Webcast: http://investor.bankrate.com/

BANKRATE ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

NEW YORK, NY – July 29, 2013

($ in millions, except per share amounts)			Six months Ended
	Q2-13	Q2-12	2013	2012
Revenue	$105.5	$122.1	$214.0	$247.1

Net Income
GAAP	(0.9)	16.3	1.3	26.4
Adjusted	10.3	18.2	22.5	36.9

Diluted Earnings per Share (EPS)
GAAP	($0.01)	$0.16	$0.01	$0.26
Adjusted	$0.10	$0.18	$0.22	$0.36

Adjusted EBITDA	26.2	37.5	54.6	75.4

Bankrate, Inc. (NYSE: RATE) today reported financial results for the second quarter ended June 30, 2013. Total revenue for the second quarter was $105.5 million compared to $122.1 million in the second quarter of 2012, a decrease of 14%. Net loss for the quarter was $0.9 million or a loss of approximately $0.01 per fully diluted share, compared to net income of $16.3 million, or $0.16 per fully diluted share in the second quarter of 2012.

Adjusted EPS, as outlined in the attached reconciliation, were $0.10 for the second quarter of 2013, compared to $0.18 for the second quarter of 2012, representing a decrease of 44%. Adjusted EBITDA, as outlined in the attached reconciliation, were $26.2 million, with a margin of 25%, in the second quarter of 2013 compared to $37.5 million, with a margin of 31%, in the second quarter of 2012, a decrease of 30%.

Results for Six Months Ended June 30, 2013

Total revenue for the six months ended June 30, 2013 was $214.0 million compared to $247.1 million in the comparable period in 2012, representing a $33.2 million or 13% decrease.

Net income was $1.3 million or $0.01 per fully diluted share for the period in 2013, compared to $26.4 million, or $0.26 per fully diluted share in the comparable period in 2012. Adjusted EPS were $0.22 for the period in 2013, compared to $0.36 for the same period in 2012, representing a decrease of 39%.

Adjusted EBITDA for the period were $54.6 million in 2013, compared to $75.4 million in the comparable period in 2012, a decrease of 28%.

“We have made significant progress with our strategic initiatives in our insurance business during the first half of 2013 and are now seeing a clear inflection point,” stated Thomas R. Evans, President and CEO of Bankrate, Inc. “Sharply higher conversion rates, higher monetization and increased demand for our high quality leads are fueling the growth we are now seeing in insurance in Q3, which we expect to accelerate in the second half. Going forward, we’re also expecting increased activity in our credit card business and expect that our core banking business will be solid,” Mr. Evans added.

2013 Annual Guidance

For the second half of 2013, Bankrate expects to show an overall revenue increase of 10% to 20%, resulting in relatively flat revenue for the full year compared to 2012. The Company now expects the Adjusted EBITDA margin to be in the mid to high 20% range for the full year 2013 vs. previous guidance of the low to mid 20% range.

“We are reaffirming our previous position on guidance of double-digit, second half revenue growth and are increasing our earnings guidance as we expect to see our insurance initiatives and growth in our credit card business to pay off with higher profit margins,” Mr. Evans stated.

Second Quarter and Year to Date 2013 Financial Highlights

•

The Company has made significant progress implementing strategic quality initiatives within the insurance unit during the first half of 2013, which it expects to result in an acceleration of revenues and higher margins for the second half of the year.

•

The Company improved insurance lead conversion rates by over 60% when comparing June 2013 to June 2012, which has resulted in higher lead monetization during the first half and an expected acceleration for the second half of the year following price increases which became effective in July 2013.

•

The Company has experienced growing demand for its insurance leads during the first half of the year from carriers and agents with an increase in the number of insurance agents purchasing leads on the Company’s platform as well as an increase in the volume of leads purchased entering the second half of the year.

•

Display advertising, or CPM revenue, in the second quarter increased 1% compared to the same period last year and increased 6% in the first half of 2013 compared to the first half of 2012 despite fewer ad units due to streamlined channel funnels.

•

CPA revenues, primarily attributed to credit card products, increased year over year for the quarter by over 25% on strong credit card issuer marketing activities on our sites while CPL revenues, primarily attributed to insurance products, decreased by over 40%. The decline in CPL revenue is attributed to the Company’s strategic quality initiative in insurance whereby over the course of 2012, lower converting volume and lead sources were permanently reduced to improve our quality and conversion rates. Overall lead generation revenue (CPA plus CPL revenue) declined 15% for the quarter and 17% for the first six months as a result of the decline in CPL revenue as stated above.

•

Hyperlink, or CPC revenue, for the quarter decreased 15% compared to the same period last year, with the overall decline driven by a decrease in the Company’s insurance CPC product revenue as a result of the Company’s strategic quality initiative whereby lower converting click sources were reduced during 2012 to improve our quality and conversion rates. For the six months ended June 30, 2013 hyperlink revenue declined by 10% compared to the same period in 2012.

•	Mobile traffic on Bankrate.com has increased by over 70% over the first six months of the year compared to the same time period last year.

•	At the end of the second quarter, the Company’s leverage ratio to trailing twelve months Adjusted EBITDA was 0.8x on a net debt basis.

Refinancing

Bankrate intends in the near future to amend or replace its existing credit facility, in each case, to extend its maturity. Bankrate may also choose to eliminate one of the tranches or lower the maximum committed amount available under the facility. Bankrate currently anticipates that the terms of the new credit facility, in the aggregate, will be no less favorable to the Company in any material respect than the existing credit facility, and does not intend to increase the amount of indebtedness that can be incurred under the new credit facility above that which can be incurred under the existing credit facility. Any amendment or replacement may be subject to lender consent and market conditions, and there can be no assurance that any amendment or replacement will occur in the manner described or at all.

In a separate release today, the Company announced that, subject to market conditions, it plans to privately offer up to $300 million of senior unsecured notes due 2018 to fund the conditional redemption of the Company’s outstanding senior secured notes due 2015. This press release does not constitute an offer to sell the new notes, a solicitation of an offer to purchase the new notes, an offer to purchase the existing notes or a solicitation of an offer to sell the existing notes.

July 29, 2013 Conference Call Interactive Dial-In and Webcast Information:

To participate in the teleconference please call: (866) 318-8617, passcode 98060266. International participants should dial: (617) 399-5136, passcode 98060266. Please access at least 10 minutes prior to the time the conference is set to begin. A webcast of this call can be accessed at Bankrate’s website: http://investor.bankrate.com/.

Replay Information:

A replay of the conference call will be available beginning July 29, 2013 at 6:30 p.m. ET / 3:30 p.m. PT through August 5, 2013 at 11:59 p.m. ET / 8:59 p.m. PT. To listen to the replay, call (888) 286-8010 and enter the passcode: 53141411. International callers should dial (617) 801-6888 and enter the passcode: 53141411.

Non-GAAP Measures:

To supplement Bankrate’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Bankrate uses non-GAAP measures of certain components of financial performance, including EBITDA, Adjusted EBITDA, Adjusted EPS, and Gross Margin excluding stock based compensation, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of

Bankrate’s current financial performance and its prospects for the future. Specifically, Bankrate believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because Bankrate has historically reported certain non-GAAP results to investors, Bankrate believes the inclusion of non-GAAP measures provides consistency in its financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the financial tables below.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including, but not limited to, CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, AutoInsuranceQuotes.com, InsureMe.com, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of approximately 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing, on average, over three million pieces of information weekly. Bankrate develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain matters included in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, our strategy and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known or unknown factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the willingness of our advertisers to advertise on our web sites; increased competition and its effect on our website traffic, advertising rates, margins and market share; our dependence on internet search engines to attract a significant portion of the visitors to our websites; the number of consumers seeking information on the financial products we have on our websites; interest rate volatility; technological changes; our ability to manage traffic on our websites and service interruptions; our ability to maintain and develop our brands and content; the fluctuations of our results of operations from period to period; our indebtedness and the effect such indebtedness may have on our business; our need and our ability to incur additional debt or equity financing, or to amend or replace our existing credit facility on terms no less favorable than our existing facility; our ability to integrate the operations and realize the expected benefits of businesses that we have acquired and may acquire in the future; the effect of unexpected liabilities we assume from our acquisitions; changes in application approval rates by our credit card issuer customers; our ability to successfully execute on our strategy, including without limitation our insurance quality initiative, and the effectiveness of our strategy; our ability to attract and retain executive officers and personnel; the impact of resolution of lawsuits to which we are a party; our ability to protect our intellectual property; the effects of facing liability for content on our websites; our ability to establish and maintain distribution arrangements; our ability to maintain good working relationships with our customers and third-party providers and to continue to attract new customers; the effect of our expansion of operations in the United Kingdom and China and possible expansion to other international markets, in which we may have limited experience; the willingness of consumers to accept the Internet and our online network as a medium for obtaining financial product information; the strength of the U.S. economy in general and the financial services industry in particular; changes in monetary and fiscal policies of the U.S. Government; changes in consumer spending and saving habits; changes in the legal and regulatory environment; changes in accounting principles, policies, practices or guidelines; and our ability to manage the risks involved in the foregoing. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. These documents are available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition. We undertake no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

-Financial Statements Follow-

###

Bankrate, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ In thousands, except per share data)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$111,961	$83,590
Accounts receivable, net of allowance for doubtful accounts of $770 and $658 at June 30, 2013 and December 31, 2012	58,215	52,598
Deferred income taxes	3,763	3,763
Prepaid expenses and other current assets	12,633	13,691

Total current assets	186,572	153,642

Furniture, fixtures and equipment, net of accumulated depreciation of $16,189 and $12,851 at June 30, 2013 and December 31, 2012	11,989	10,024
Intangible assets, net of accumulated amortization of $154,328 and $128,366 at June 30, 2013 and December 31, 2012	368,574	382,732
Goodwill	602,399	602,173
Other assets	10,087	11,579

Total assets	$1,179,621	$1,160,150

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$7,470	$8,227
Accrued expenses	23,948	22,033
Deferred revenue and customer deposits	4,030	3,861
Accrued interest	10,591	10,588
Other current liabilities	19,950	6,399

Total current liabilities	65,989	51,108

Deferred income taxes	64,482	64,482
Senior secured notes, net of unamortized discount	194,125	193,943
Other liabilities	20,637	22,466

Total liabilities	345,233	331,999

Commitments and contingencies

Stockholders’ equity
Common stock, par value $.01 per share - 300,000,000 shares authorized at June 30, 2013 and December 31, 2012; 101,388,339 shares and 100,097,969 shares issued at June 30, 2013 and December 31, 2012; 101,337,811 shares and 100,047,441 shares outstanding at June 30, 2013 and December 31, 2012	1,013	1,000
Additional paid-in capital	848,604	843,393
Accumulated deficit	(13,973)	(15,264)
Less: Treasury stock, at cost - 50,528 shares at June 30, 2013 and December 31, 2012	(591)	(591)
Accumulated other comprehensive loss	(665)	(387)

Total stockholders’ equity	834,388	828,151

Total liabilities and stockholders’ equity	$1,179,621	$1,160,150

Bankrate, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

($ In thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenue	$105,546	$122,125	$213,994	$247,145
Cost of revenue (excludes depreciation and amortization)	37,472	37,609	73,511	77,887

Gross margin	68,074	84,516	140,483	169,258

	64%	69%	66%	68%
Operating expenses:
Sales	3,761	4,015	7,548	7,954
Marketing	24,787	31,551	51,019	62,801
Product development	4,633	4,146	9,125	8,570
General and administrative	11,609	9,185	23,309	19,167
Legal settlements	—	3	—	65
Acquisition, offering and related expenses and related party fees	20	682	20	879
Depreciation and amortization	14,844	12,587	29,355	24,356

	59,654	62,169	120,376	123,792

Income from operations	8,420	22,347	20,107	45,466
Interest and other expenses, net	6,529	6,475	13,059	12,912
Change in fair value of contingent acquisition consideration	2,949	355	4,098	398

(Loss) income before income taxes	(1,058)	15,517	2,950	32,156
Income tax (benefit) expense	(166)	(759)	1,659	5,729

Net (loss) income	$(892)	$16,276	$1,291	$26,427

Basic and diluted net (loss) income per share:
Basic	$(0.01)	$0.16	$0.01	$0.26
Diluted	(0.01)	0.16	0.01	0.26
Weighted average common shares outstanding:
Basic	100,050,989	99,896,608	100,049,225	99,888,236
Diluted	100,050,989	101,088,756	100,922,480	101,361,678
Comprehensive (loss) income	$(874)	$16,307	$1,013	$26,610

Bankrate, Inc. and Subsidiaries

Non-GAAP Measures (unaudited)

($ in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenue	$105,546	$122,125	$213,994	$247,145
Gross margin excluding stock-based compensation (1)	$68,264	$84,655	$140,801	$169,606

Gross margin excluding stock-based compensation %	64.7%	69.3%	65.8%	68.6%
Adjusted EBITDA (2)	$26,164	$37,518	$54,603	$75,363

Adjusted EBITDA margin	24.8%	30.7%	25.5%	30.5%
Adjusted net income (3)	$10,316	$18,215	$22,474	$36,929

Adjusted EPS	$0.10	$0.18	$0.22	$0.36

Weighted average common shares outstanding (diluted):	100,050,989	101,088,756	100,922,480	101,361,678

(1)	Gross margin excluding stock-based compensation represents gross margin plus stock-based compensation classified as cost of revenue.

Reconciliation of gross margin excluding stock-based compensation
Gross margin	$68,074	$84,516	$140,483	$169,258
Stock-based compensation	190	139	318	348

Gross margin excluding stock-based compensation	$68,264	$84,655	$140,801	$169,606

(2)	Adjusted net income adds back change in fair value of contingent acquisition consideration due to change in estimate; legal settlements; acquisition, offering and related expenses and related party fees; stock-based compensation; and amortization, net of tax.

Reconciliation of adjusted EBITDA
Income from operations	$8,420	$22,347	$20,107	$45,466
Legal settlements	—	3	—	65
Acquisition, offering and related expenses and related party fees	20	682	20	879
Stock-based compensation (5)	2,880	1,899	5,121	4,597
Depreciation and amortization	14,844	12,587	29,355	24,356

Adjusted EBITDA	$26,164	$37,518	$54,603	$75,363

(3)	Adjusted net income adds back non-recurring change in fair value of contingent acquisition consideration; legal settlements; acquisition, offering and related expenses and related party fees; stock-based compensation; and amortization, net of tax.

Reconciliation of adjusted net income
(Loss) income before income taxes	$(1,058)	$15,517	$2,950	$32,156
Change in fair value of contingent acquisition consideration due to change in estimate (4)	1,261	—	1,393	—
Legal settlements	—	3	—	65
Acquisition, offering and related expenses and related party fees	20	682	20	879
Stock-based compensation (5)	2,880	1,899	5,121	4,597
Amortization	13,808	11,760	27,358	22,842

Adjusted income before tax	16,911	29,861	36,842	60,539
Income tax (6)	6,595	11,646	14,368	23,610

Adjusted net income	$10,316	$18,215	$22,474	$36,929

(4)	Change in fair value of contingent acquisition consideration due to change in estimate represents changes in fair value attributable to changes in expected earnings of acquired businesses.

Reconciliation of change in fair value of contingent acquisition consideration
Change in fair value of contingent acquisition consideration	$2,949	$355	$4,098	$398
Less: Change in fair value due to passage of time	1,688	355	2,705	398

Change in fair value of contingent acquisition consideration due to change in estimate	$1,261	$—	$1,393	$—

(5) Stock-based compensation is recorded in the following line items:
Cost of revenue	$190	$139	$318	$348
Sales	433	277	777	691
Marketing	313	190	577	476
Product development	389	325	714	813
General and administrative	1,555	968	2,735	2,269

Total stock-based compensation expense	$2,880	$1,899	$5,121	$4,597

(6) Assumes 39% income tax rate.